Exhibit 99.1
UNAUDITED PRO FORMA FINANCIAL INFORMATION
      The following Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2005 has been prepared to give effect to the acquisition of the minority interest in New Valley Corporation in December 2005. The Unaudited Pro Forma Consolidated Statement of Operations has been prepared as if the New Valley Corporation acquisition had occurred on January 1, 2005. The unaudited pro forma financial information does not purport to be indicative of the results of operations which would have actually been obtained if the offer and the subsequent merger had been consummated as of the beginning of the period indicated. In addition, the unaudited pro forma financial information does not purport to be indicative of results of operations which may be obtained in the future.
      The Unaudited Pro Forma Consolidated Statement of Operations does not include the realization of any cost savings from operating efficiencies and synergies that may result from the consummation of the offer and the subsequent merger.
      The unaudited pro forma financial information should be read in conjunction with Vector’s historical Consolidated Financial Statements and Notes thereto contained in Vector’s Annual Report on Form 10-K/A for the year ended December 31, 2005, as amended and filed on November 24, 2006.

VECTOR GROUP LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005
(Dollars in Thousands, Except Per Share Amounts)

		Purchase
		Accounting
		Adjustments/
	Historical	Eliminations		Pro-Forma

	Restated(1)
Revenues*	$478,427	$—		$478,427
Expenses:
Cost of goods sold*	285,393	—		285,393
Operating, selling, administrative and general expenses	114,048	—		114,048
Gain on sale of assets	(12,748)	—		(12,748)
Provision for loss on uncollectible receivable	2,750	—		2,750
Restructuring and impairment charges	(127)	—		(127)

Operating income	89,111	—		89,111
Other income (expenses):
Interest and dividend income	5,610	—		5,610
Interest expense	(29,813)	—		(29,813)
Change in fair value of derivative embedded in convertible debt	3,083	—		3,083
Gain on sale of investments, net	1,426	—		1,426
Gain from conversion of LTS notes	9,461	—		9,461
Equity loss on operations of LTS	(299)	—		(299)
Equity income from non-consolidated New Valley real estate businesses	7,543	—		7,543
Other, net	(354)	—		(354)

Income from continuing operations before income taxes and minority interests	85,768	—		85,768
Income tax expense	41,214	1,640	(B)	42,854
Minority interests	(1,969)	1,969	(C)	—

Income from continuing operations	$42,585	$107		$42,914

Per basic common share:
Income from continuing operations(A)	$0.92			$0.83

Per diluted common share:
Income from continuing operations(A)	$0.87			$0.79

*	Revenues and Cost of goods sold include excise taxes of $161,753.

(1)	Amounts previously reported have been restated to correct an error in the computation of the debt discount amortization created by the embedded derivative and the beneficial conversion feature associated with the Company’s 5% variable interest senior convertible notes due 2011 issued in the fourth quarter of 2004 and the first half of 2005 and as a result of the retrospective application of the Financial Accounting Standards Board’s Emerging Issues Task Force Issue No. 05-8, “Income Tax Effects of Issuing Convertible Debt with Beneficial Conversion Feature.” The restatement adjustments affected the Company’s previously reported interest expense, the related income tax effect, and extraordinary items, as well as the Company’s previously reported other assets, long-term debt, additional paid-in capital and accumulated deficit balances. The effects of the restatement are reflected in the Company’s consolidated financial statements and accompanying notes included in the Company’s Form 10-K/A for the year ended December 31, 2005, which was filed on November 24, 2006. See Note 1(u), Note 2 — Restatement of Financial Results and Note 23 — Restated Financial Information to the financial statements included in the Company’s Form 10-K/A for the year ended December 31, 2005, which was filed on November 24, 2006.

(A)	Average Number of Common Shares Outstanding. Both the basic and diluted average number of common shares of New Valley outstanding have been adjusted to reflect the impact of the offer and the subsequent merger by applying the 0.5142 exchange ratio to amounts historically reported by New Valley. The average number of common shares outstanding has also been adjusted to reflect Vector’s 5% stock dividend to stockholders of record as of September 20, 2006, which was paid on September 29, 2006.

(B)	Income Taxes. The pro forma adjustment to provision for income taxes represents the application of Vector’s and New Valley’s estimated statutory tax rates to each company’s respective share of the pro forma adjustments impacting pretax income.

(C)	Minority Interests. Under the purchase method of accounting, Vector’s historical minority interest in New Valley’s results from operations was eliminated upon the completion of the offer and the subsequent merger.